Exhibit 99.1

U.S. CONCRETE ANNOUNCES 2016 SECOND QUARTER RESULTS

Second Quarter 2016 Highlights Compared to Second Quarter 2015

•	Consolidated revenue increased 12.7% to $275.8 million

•	Ready-mixed concrete revenue increased 13.5% to $248.5 million

•	Ready-mixed concrete average sales price improved 4.7% to $129.01 per cubic yard

•	Adjusted ready-mixed concrete material spread increased 1.3% from $62.32 per cubic yard to $63.11 per cubic yard

•	Adjusted aggregate products revenue increased 18.1% to $18.5 million

•	Adjusted aggregate products average sales price improved 10.1% to $11.49 per ton

•	Adjusted earnings per diluted share of $0.54 compared to $0.70

•	Adjusted EBITDA increased 1.3% to $34.1 million

•	Issued $400.0 million of 6.375% senior unsecured notes due 2024 at 100% of par value

•	Redeemed all $200.0 million of outstanding 8.5% senior secured notes due 2018 and repaid all outstanding borrowings under the revolving credit facility

•	Acquired a premier ready-mixed concrete producer in the New York City market which expanded the Company’s regional footprint and customer base

EULESS, TEXAS – August 4, 2016 – U.S. Concrete, Inc. (NASDAQ: USCR), a leading producer of construction materials in select major markets across the United States, today reported results for the quarter ended June 30, 2016. In the second quarter of 2016, Adjusted EBITDA increased to $34.1 million, compared to $33.7 million in the prior year quarter. Adjusted EBITDA margin as a percentage of revenue was 12.4%, compared to 13.8% in the prior year quarter.

William J. Sandbrook, President and Chief Executive Officer of U.S. Concrete, stated, “We continue to successfully build strong leadership positions in our major metropolitan markets and strengthen our footprint through accretive acquisitions. During the second quarter, consolidated revenue increased 12.7% to $275.8 million on higher volume and price in both ready-mixed concrete and aggregates, including the contribution of successful acquisitions. Our leadership position in our markets enabled us to achieve our 21st straight quarter of year over year ready-mix price increases. The demand for our ready-mix product remains strong in each of our major markets which, along with our strategic acquisitions, drove a 9.0% increase in our year over year ready-mix volume this quarter. We increased Adjusted EBITDA for a 14th straight quarter of year over year growth to $34.1 million and we continue to focus on opportunities to improve our profitability."

Mr. Sandbrook continued, “We delivered these accomplishments despite near historical levels of significant inclement weather in our North Texas market. Our underlying demand trends continue to be positive reflecting our balanced exposure to high growth markets as evidenced by year over year and sequential increases in our ready-mix backlog.”

Mr. Sandbrook concluded, “In June, we acquired a well-established ready-mixed concrete business in New York which further complements our position in that market. We also completed a very successful offering of $400.0 million of senior unsecured notes which improved our overall cost of capital and provided us with an attractive source of financing to further supplement our growth through acquisitions. We have entered the third quarter with solid sales volumes of our ready-mix product and we expect continued growth in our backlog. Our acquisition pipeline continues to provide opportunities for selective, accretive growth in both our ready-mixed concrete and aggregate platforms."

SECOND QUARTER 2016 RESULTS COMPARED TO SECOND QUARTER 2015
Consolidated revenue increased 12.7% to $275.8 million, compared to $244.7 million in the prior year quarter. Revenue from the ready-mixed concrete segment increased $29.5 million, or 13.5% compared to the prior year quarter, driven by both volume and pricing. The Company’s ready-mixed concrete sales volume was 1.9 million cubic yards, up 9.0% compared to the prior year quarter. Ready-mixed concrete average sales price per cubic yard increased $5.77, or 4.7%, to $129.01 compared to $123.24 in the prior year quarter. Adjusted ready-mixed concrete material spread increased 1.3% from $62.32 per cubic yard in the prior year quarter to $63.11 for the second quarter of 2016, with an increase in raw material spread in all of the Company's major metropolitan markets. Ready-mix backlog at the end of the quarter was approximately 6.9 million cubic yards, up 27.0% compared to the end of the prior year quarter and 4.9% over the first quarter of 2016. Aggregate products sales volume was 1.4 million tons, up 13.1% compared to the prior year quarter. Adjusted aggregate products average sales price increased $1.05 per ton to $11.49 compared to $10.44 in the prior year quarter.

Consolidated gross profit increased $1.1 million to $53.5 million with a gross margin of 19.4% compared to 21.4% in the prior year quarter. Selling, general and administrative (“SG&A”) expenses were $23.2 million compared to $22.0 million in the prior year quarter. As a percentage of revenue, SG&A expenses were 8.4%, compared to 9.0% in the prior year quarter. Excluding non-cash stock compensation, acquisition related professional fees, and officer severance, SG&A was 7.3% of revenue compared to 7.7% in the prior year quarter, reflecting tight cost controls.

Consolidated adjusted EBITDA of $34.1 million increased $0.4 million compared to the prior year quarter. Ready-mixed concrete segment adjusted EBITDA decreased $0.3 million to $33.3 million primarily due to the impact of weather in Texas, which was more than offset by an increase in aggregate products adjusted EBITDA of $0.7 million to $4.5 million compared to the prior year quarter.

Adjusted net income was $8.7 million, or $0.54 per diluted share, compared to $10.6 million, or $0.70 per diluted share, in the prior year quarter including the impact of a normalized tax rate of 40%. Adjusted net income in the second quarter of 2016 excludes non-core items such as a $12.0 million loss on extinguishment of debt related to our notes offering this quarter and a $2.6 million non-cash loss related to derivatives attributable to the fair value changes in the Company's warrants. This compares to a non-cash derivative loss of $8.0 million during the second quarter of 2015. These non-cash derivative losses were due to the increase in the price of the Company's stock during each respective period. Including the impact of the loss on extinguishment of debt, derivative loss, non-cash stock compensation and acquisition-related professional fees, net loss calculated in accordance with GAAP was $3.5 million, or $0.23 loss per diluted share, compared to net income of $9.7 million, or $0.64 per diluted share, in the second quarter of 2015.

FIRST SIX MONTHS OF 2016 RESULTS COMPARED TO FIRST SIX MONTHS OF 2015
Consolidated revenue for the first six months of 2016 increased 25.2% to $520.8 million, versus $416.0 million in the comparable prior year period driven by higher volume and price in both ready-mixed concrete and aggregates. Revenue from the ready-mixed concrete segment increased $98.6 million, or 26.3% compared to the prior year period. Adjusted revenue from the aggregate products segment increased $8.7 million, or 35.4% compared to the prior year period.

For the first six months of 2016, consolidated adjusted EBITDA of $59.7 million increased by $9.8 million versus $50.0 million in the comparable prior year period. Ready-mixed concrete segment adjusted EBITDA increased by $7.2 million to $61.5 million compared to the prior year period. Aggregate products segment adjusted EBITDA increased by $3.1 million to $7.0 million compared to the prior year period.

BALANCE SHEET AND LIQUIDITY
Cash provided by operating activities in the second quarter of 2016 was $13.8 million compared to cash provided by operating activities in the prior year quarter of $34.5 million. The Company’s free cash flow in the second quarter of 2016 was $2.5 million, compared to $30.9 million in the prior year quarter, with the variation mainly due to timing of working capital movements and additional cash used for purchases of property, plant and equipment.

In June 2016, the company completed an offering of $400.0 million aggregate principal amount of 6.375% senior unsecured notes due 2024 at an issue price equal to 100% of par value. A portion of the net proceeds from the notes were used to redeem all $200.0 million of outstanding 8.5% senior secured notes due 2018 and to repay all outstanding borrowings under the revolving credit facility. The Company intends to use the remaining net proceeds for general corporate purposes, including funding of acquisitions to expand its current business.

At June 30, 2016, the Company had cash and cash equivalents of $101.1 million and total debt of $441.6 million, resulting in net debt of $340.5 million. The net debt increased by $68.9 million from December 31, 2015, largely as a result of the Company's senior unsecured notes offering during the second quarter of 2016 and financing the purchase of additional mixer trucks and mobile equipment partially offset by redemption of our 2018 senior secured notes and repayment of all amounts due under the revolving credit facility. The Company had $193.1 million of unused availability under its revolving credit facility as of June 30, 2016.

SECOND QUARTER 2016 ACQUISITION
In June 2016, the Company acquired the assets of NYCON Supply Corp. ("NYCON"), a well-established ready-mixed concrete producer primarily serving high- and mid-rise projects in New York City through two concrete batch plants and a fleet of 38 trucks. NYCON added a leading brand in quality and service, while further improving the Company's plant network to more efficiently serve regional customers.

CONFERENCE CALL AND WEBCAST DETAILS
U.S. Concrete will host a conference call on Thursday, August 4, 2016 at 10:00 a.m. Eastern time (9:00 a.m. Central), to review its second quarter 2016 results. To participate in the call, please dial (877) 312-8806 – Conference ID: 53867144 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call.

A live webcast will be available on the Investor Relations section of the Company's website at www.us-concrete.com. Please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. A replay of the conference call and archive of the webcast will be available shortly after the call on the Investor Relations section of the Company’s website at www.us-concrete.com.

USE OF NON-GAAP FINANCIAL MEASURES
This press release uses the non-GAAP financial measures “adjusted EBITDA,” “segment adjusted EBITDA,” “adjusted net income (loss),” “adjusted net income from continuing operations,” “adjusted net income from operations before income taxes,” “normalized income tax expense,” “adjusted EBITDA margin,” “free cash flow,” “net debt,” “adjusted segment revenue,” and “adjusted material spread.” The Company has included adjusted EBITDA and adjusted EBITDA margin in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies. The Company also uses adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of its operations. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of adjusted EBITDA and adjusted EBITDA margin may not be comparable to similarly titled measures that other companies report. The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments. The Company believes that net debt is useful to investors as a measure of its financial position. The Company presents adjusted net income (loss) from continuing operations, normalized income tax expense, adjusted net income from continuing operations before taxes, adjusted net income (loss) from continuing operations per share, and adjusted net income from continuing operations before income taxes per share to provide more consistent information for investors to use when comparing operating results for the second quarter of 2016 to the second quarter of 2015. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results, cash flow from operations or any other measure of performance as determined in accordance with GAAP. See the attached “Additional Statistics” for reconciliation of each of these non-GAAP financial measures to the most comparable GAAP financial measures for the three and six months ended June 30, 2016 and 2015.

ABOUT U.S. CONCRETE
U.S. Concrete serves the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and aggregate products. The Company has 148 standard ready-mixed concrete plants, 16 volumetric ready-mixed concrete facilities, and 14 producing aggregates facilities. During 2015, U.S. Concrete sold approximately 7.0 million cubic yards of ready-mixed concrete and approximately 4.9 million tons of aggregates.

For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: the expansion of the business; the opportunities and results of our acquisitions; the prospects for growth in new and existing markets; encouraging nature of volume and pricing increases; the business levels of our existing markets; ready-mixed concrete backlog; ability to maintain our cost structure and monitor fixed costs; ability to maximize liquidity, manage variable costs, control capital spending and monitor working capital usage; and the adequacy of current liquidity. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2015.

(Tables Follow)

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue	$275,750	$244,695	$520,795	$416,033
Cost of goods sold before depreciation, depletion and amortization	222,216	192,296	420,974	332,082
Selling, general and administrative expenses	23,180	21,992	46,343	39,900
Depreciation, depletion and amortization	13,015	10,567	24,656	18,846
Loss (gain) on revaluation of contingent consideration	364	(664)	1,611	(664)
(Gain) loss on sale of assets	(114)	25	(13)	(38)
Income from operations	17,089	20,479	27,224	25,907
Interest expense, net	(6,598)	(5,367)	(12,298)	(10,520)
Derivative loss	(2,562)	(8,048)	(15,342)	(19,547)
Loss on extinguishment of debt	(12,003)	—	(12,003)	—
Other income, net	510	450	1,007	893
(Loss) income from continuing operations before income taxes	(3,564)	7,514	(11,412)	(3,267)
Income tax (benefit) expense	(251)	(2,709)	1,740	(2,783)
(Loss) income from continuing operations	(3,313)	10,223	(13,152)	(484)
Loss from discontinued operations, net of taxes	(164)	(520)	(352)	(297)
Net (loss) income	$(3,477)	$9,703	$(13,504)	$(781)

Basic (loss) income per share:
(Loss) income from continuing operations	$(0.22)	$0.73	$(0.89)	$(0.04)
Loss from discontinued operations, net of taxes	(0.01)	(0.04)	(0.02)	(0.02)
Net (loss) income per share – basic	$(0.23)	$0.69	$(0.91)	$(0.06)

Diluted (loss) income per share:
(Loss) income from continuing operations	$(0.22)	$0.67	$(0.89)	$(0.04)
Loss from discontinued operations, net of taxes	(0.01)	(0.03)	(0.02)	(0.02)
Net (loss) income per share – diluted	$(0.23)	$0.64	$(0.91)	$(0.06)

Weighted average shares outstanding:
Basic	14,920	14,049	14,854	13,806
Diluted	14,920	15,218	14,854	13,806

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2016	December 31, 2015
	(Unaudited)	(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$101,116	$3,925
Trade accounts receivable, net of allowances of $4,853 and $6,125 as of June 30, 2016 and December 31, 2015, respectively	186,171	171,256
Inventories	39,819	36,726
Prepaid expenses	6,543	4,243
Other receivables	6,878	7,765
Other current assets	2,614	2,374
Total current assets	343,141	226,289
Property, plant and equipment, net of accumulated depreciation, depletion, and amortization of $119,500 and $102,479 as of June 30, 2016 and December 31, 2015, respectively	300,428	248,123
Goodwill	114,544	100,204
Intangible assets, net	96,879	95,754
Deferred income taxes	7,941	6,026
Other assets	3,245	5,301
Total assets	$866,178	$681,697
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$92,505	$80,419
Accrued liabilities	76,772	85,854
Current maturities of long-term debt	13,185	9,386
Derivative liabilities	71,695	67,401
Total current liabilities	254,157	243,060
Long-term debt, net of current maturities	428,459	266,214
Other long-term obligations and deferred credits	46,525	38,416
Total liabilities	729,141	547,690
Commitments and contingencies
Equity:
Preferred stock	—	—
Common stock	16	16
Additional paid-in capital	220,203	201,015
Accumulated deficit	(61,661)	(48,157)
Treasury stock, at cost	(21,521)	(18,867)
Total stockholders' equity	137,037	134,007
Total liabilities and equity	$866,178	$681,697

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,504)	$(781)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	24,656	18,846
Debt issuance cost amortization	1,017	874
Amortization of discount on long-term incentive plan and other accrued interest	250	175
Net loss on derivative	15,342	19,547
Net loss (gain) on revaluation of contingent consideration	1,611	(664)
Net (gain) loss on sale of assets	(13)	54
Excess tax benefits from stock-based compensation	(3,908)	—
Loss on extinguishment of debt	12,003	—
Deferred income taxes	2,863	(3,598)
Provision for doubtful accounts and customer disputes	522	2,761
Stock-based compensation	4,121	2,546
Changes in assets and liabilities, excluding effects of acquisitions:
Accounts receivable	(3,834)	(28,479)
Inventories	(2,583)	(1,799)
Prepaid expenses and other current assets	(798)	591
Other assets and liabilities	780	23
Accounts payable and accrued liabilities	(6,915)	25,300
Net cash provided by operating activities	31,610	35,396
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(22,933)	(7,424)
Payments for acquisitions, net of cash acquired	(44,272)	(86,214)
Proceeds from disposals of property, plant and equipment	373	540
Proceeds from disposal of businesses	250	250
Net cash used in investing activities	(66,582)	(92,848)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolver borrowings	128,789	107,004
Repayments of revolver borrowings	(173,789)	(57,004)
Proceeds from issuance of debt	400,000	—
Repayments of debt	(200,000)	—
Premium paid on early retirement of debt	(8,500)	—
Proceeds from exercise of stock options and warrants	110	123
Payments of other long-term obligations	(2,979)	(2,250)
Payments for other financing	(5,033)	(3,472)
Debt issuance costs	(7,689)	—
Excess tax benefits from stock-based compensation	3,908	—
Other treasury share purchases	(2,654)	(2,125)
Net cash provided by financing activities	132,163	42,276
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	97,191	(15,176)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,925	30,202
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$101,116	$15,026

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin and Free Cash Flow for the three and six months ended June 30, 2016 and 2015, and Net Debt as of June 30, 2016 and December 31, 2015 and (2) corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2016 and 2015 and as of June 30, 2016 and December 31, 2015. We have also provided below (1) the impact of non-cash stock compensation expense, derivative losses, acquisition-related professional fees, officer severance, non-cash gain (loss) on revaluation of contingent consideration and normalized income tax expense on net income (loss) and net income (loss) per share and (2) corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2016 and 2015. We have also shown below certain statistics for the three and six months ended June 30, 2016 and 2015.
We define total adjusted EBITDA as our net income (loss) from continuing operations, plus the provision (benefit) for income taxes, net interest expense, depreciation, depletion and amortization, non-cash stock compensation expense, derivative (gain) loss, (gain) loss on revaluation of contingent consideration, acquisition-related professional fees, and officer severance. We define adjusted EBITDA margin as the amount determined by dividing total adjusted EBITDA by total revenue. We have included total adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use total adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of our operations. Total adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, our presentation of total adjusted EBITDA may not be comparable to similarly titled measures other companies report.
We define adjusted aggregate products revenue and adjusted aggregate products average sales price per ton (in dollars) as excluding the impact of any internal transfer price increases that have occurred since the corresponding period in the prior year for sales from our aggregates segment to our ready-mixed segment.
We define adjusted ready-mixed concrete material spread (in dollars per cubic yard) as excluding the impact of any internal transfer price increases from our aggregate products segment for any aggregates purchased by our ready-mixed concrete segment since the corresponding period in the prior year.
We define aggregate products segment adjusted EBITDA and ready-mixed concrete segment adjusted EBITDA as total adjusted EBITDA further adjusted to exclude the impact of internal transfer prices as described above for adjusted aggregate products revenue and adjusted ready-mixed concrete material spread.
We define gross profit as income (loss) from continuing operations excluding depreciation, depletion and amortization, selling and general administrative expenses, non-cash gain (loss) on revaluation of contingent consideration, and gain (loss) on sale of assets. We define gross profit percentage as the amount determined by dividing gross profit by total revenue. We believe that gross profit and gross profit percentage are useful to investors as a measure of our financial performance.
We define adjusted net income (loss) from continuing operations and adjusted net income (loss) from continuing operations per share as net income (loss) and net income (loss) per share excluding (i) non-cash stock compensation expense, (ii) derivative loss, (iii) non-cash gain (loss) on revaluation of contingent consideration, (iv) loss on extinguishment of debt, (v) acquisition-related professional fees, and (vi) officer severance and including normalized income tax expense (benefit). We present normalized income tax expense, adjusted net income (loss) from continuing operations and adjusted net income (loss) from continuing operations per share to provide more consistent information for investors to use when comparing operating results for the three and six months ended June 30, 2016 and 2015.
We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.
We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents. We believe that Net Debt is useful to investors as a measure of our financial position.
Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

U.S. CONCRETE, INC. AND SUBSIDIARIES
SELECTED REPORTABLE OPERATING AND FINANCIAL INFORMATION
(Unaudited)
(In thousands, except average price amounts)

	Three Months Ended		Year-Over-	Six Months Ended		Year-Over-
	June 30,		Year %	June 30,		Year %
	2016	2015	Change	2016	2015	Change

Ready-Mixed Concrete

Average sales price per cubic yard (in dollars)	$129.01	$123.24	4.7%	$127.78	$122.32	4.5%
Sales volume in cubic yards	1,925	1,766	9.0%	3,689	3,043	21.2%

Aggregate Products

Adjusted average sales price per ton (in dollars)	$11.49	$10.44	10.1%	$11.29	$10.25	10.1%
Sales volume in tons	1,412	1,248	13.1%	2,610	2,021	29.1%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2016	2015		2016	2015
Gross Profit:
Income from operations	$17,089	$20,479		$27,224	$25,907
Add: Depreciation, depletion and amortization	13,015	10,567		24,656	18,846
Add: Selling, general and administrative expenses	23,180	21,992		46,343	39,900
Add: Non-cash loss (gain) on revaluation of contingent consideration	364	(664)		1,611	(664)
Add: (Gain) loss on sale of assets	(114)	25		(13)	(38)
Gross profit	$53,534	$52,399		$99,821	$83,951
Gross profit percentage	19.4%	21.4%		19.2%	20.2%

U.S. CONCRETE, INC. AND SUBSIDIARIES
SELECTED REPORTABLE OPERATING AND FINANCIAL INFORMATION
(Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Ready-mixed concrete
Sales to external customers	$248,532	$219,019	$472,621	$374,063
Adjusted aggregate products
Sales to external customers	10,607	8,862	18,466	14,093
Adjusted intersegment sales	7,846	6,767	14,749	10,446
Total adjusted aggregate products	18,453	15,629	33,215	24,539
Total adjusted reportable segment revenue	266,985	234,648	505,836	398,602
Adjusted other products and eliminations	8,765	10,047	14,959	17,431
Total revenue	$275,750	$244,695	$520,795	$416,033

Reportable Segment and Total Adjusted EBITDA:
Adjusted ready-mixed concrete	$33,331	$33,650	$61,469	$54,220
Adjusted aggregate products	4,480	3,792	7,021	3,969
Total reportable segment Adjusted EBITDA	37,811	37,442	68,490	58,189
Other products and eliminations	3,324	2,923	6,137	4,532
Corporate	(10,157)	(9,533)	(20,129)	(17,739)
Non-cash stock compensation expense	2,744	1,695	4,121	2,546
Acquisition-related professional fees	379	1,162	1,127	2,088
Officer severance	—	(28)	—	357
Total Adjusted EBITDA	$34,101	$33,661	$59,746	$49,973
Adjusted EBITDA margin	12.4%	13.8%	11.5%	12.0%

Reconciliation Of Total Adjusted EBITDA To (Loss ) Income From Continuing Operations Before Income Taxes:
Total Adjusted EBITDA	$34,101	$33,661	$59,746	$49,973
Depreciation, depletion and amortization	(13,015)	(10,567)	(24,656)	(18,846)
Interest expense, net	(6,598)	(5,367)	(12,298)	(10,520)
Corporate loss on early extinguishment of debt	(12,003)	—	(12,003)	—
Derivative loss	(2,562)	(8,048)	(15,342)	(19,547)
Non-cash (loss) gain on revaluation of contingent consideration	(364)	664	(1,611)	664
Non-cash stock compensation expense	(2,744)	(1,695)	(4,121)	(2,546)
Acquisition-related professional fees	(379)	(1,162)	(1,127)	(2,088)
Officer severance	—	28	—	(357)
(Loss) income from continuing operations before income taxes	$(3,564)	$7,514	$(11,412)	$(3,267)

U.S. CONCRETE, INC. AND SUBSIDIARIES
SELECTED REPORTABLE OPERATING AND FINANCIAL INFORMATION
(Unaudited)
(In thousands, except net income (loss) per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Adjusted Net Income from Continuing Operations and EPS

(Loss) income from continuing operations before income taxes	$(3,564)	$7,514	$(11,412)	$(3,267)
Add: Derivative loss	2,562	8,048	15,342	19,547
Add: Loss on extinguishment of debt	12,003	—	12,003	—
Add: Non-cash stock compensation expense	2,744	1,695	4,121	2,546
Add: Acquisition-related professional fees	379	1,162	1,127	2,088
Add: Officer severance	—	(28)	—	357
Add: Non-cash loss (gain) on revaluation of contingent consideration	364	(664)	1,611	(664)
Adjusted income from continuing operations before income taxes	14,488	17,727	22,792	20,607
Normalized income tax expense(1)	5,795	7,091	9,117	8,243
Adjusted net income from continuing operations	$8,693	$10,636	$13,675	$12,364

(Loss) income from continuing operations before income taxes per diluted share(2)	$(0.24)	$0.49	$(0.77)	$(0.24)
Impact of derivative loss	0.16	0.53	0.95	1.32
Loss on extinguishment of debt	0.74	—	0.74	—
Impact of non-cash stock compensation expense	0.17	0.11	0.26	0.17
Impact of acquisition-related professional fees	0.02	0.08	0.07	0.14
Impact of officer severance	—	—	—	0.02
Impact of non-cash loss (gain) on revaluation of contingent consideration	0.02	(0.04)	0.10	(0.04)
Adjusted income from continuing operations before income taxes	0.89	1.16	1.41	1.39
Normalized income tax expense	0.36	0.47	0.57	0.56
Adjusted net income from continuing operations per diluted share	$0.54	$0.70	$0.85	$0.84

Free Cash Flow Reconciliation

Net cash provided by operating activities	$13,785	$34,464	$31,610	$35,396
Less: capital expenditures	(11,713)	(3,878)	(22,933)	(7,424)
Plus: proceeds from the sale of property, plant and equipment	336	71	373	540
Plus: proceeds from the disposal of business units	125	250	250	250
Free Cash Flow	$2,533	$30,907	$9,300	$28,762

Net Debt Reconciliation

			As of	As of
			June 30, 2016	December 31, 2015
Total debt, including current maturities and capital lease obligations			$441,644	$275,600
Less: cash and cash equivalents			101,116	3,925
Net Debt			$340,528	$271,675
(1) Assumes a normalized effective tax rate of 40% in both periods.
(2) Loss from continuing operations before income taxes per diluted share for both the three and six months ended June 30, 2016 excludes common stock equivalents of 1.3 million shares for our warrants, options and restricted stock as their impact was anti-dilutive based on the net loss for the periods, however these items were included in adjusted net income from continuing operations per diluted share. Loss from continuing operations before income taxes per diluted share for the six months ended June 30, 2015 excludes common stock equivalents of 1.0 million shares for our warrants, options and restricted stock as their impact was anti-dilutive based on the net loss for the period, however these items were included in adjusted net income from continuing operations per diluted share.

Contact:    U.S. Concrete, Inc. Investor Relations
844-828-4774
IR@us-concrete.com